UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 11, 2020

BOXLIGHT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	8211	46-4116523
(State of Incorporation)	(Primary Standard Industrial Classification Code Number.)	(IRS Employer Identification No.)

BOXLIGHT CORPORATION

1045 Progress Circle

Lawrenceville, Georgia 30043

(Address Of Principal Executive Offices) (Zip Code)

678-367-0809

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.0001 per share	BOXL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

Closing on Overallotment Option in Public Offering

As previously announced, on June 8, 2020, Boxlight Corporation, a Nevada corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Maxim Group, LLC, a Delaware limited liability company (“Maxim”), pursuant to which Maxim agreed to underwrite the public offering (the “Offering”) of up to $11,5000,000 of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), at a public offering price of $0.75 per share. The Offering closed on June 11, 2020, with the sale of 13,333,333 shares of the Company’s Common Stock for gross proceeds of $10 million, and on June 24, 2020, the Company closed on the $1,500,000 overallotment option (the “Overallotment Option”) through the sale of an additional 1,999,667 shares at a price of $0.75 per share.

Maxim acted as sole book-running manager and National Securities Corporation acted as a co-manager for the Offering. As compensation for underwriting the Overallotment Option, the underwriters received an underwriting discount of 7%, equaling approximately $104,983.

Agreement with Creditor

As approved by the Company’s board of directors on June 22, 2020, the Company entered into an agreement (the “Agreement”) with Everest Display, Inc., a Taiwan corporation (“EDI”), and EDI’s subsidiary, AMAGIC Holographics, Inc., a California corporation (“AMAGIC”), effective June 11, 2020, pursuant to which EDI will forgive $1,000,000 in accounts payable owed by the Company to EDI in exchange for the Company’s issuance of 869,565 shares (the “Shares”) of its Class A common stock, par value $0.0001 per share, to AMAGIC at a $1.15 per share purchase price. The Shares are being issued to AMAGIC pursuant to an exemption from registration provided by Rule 506 of Regulation D under Section 4(a)(2) of the Securities Act of 1933, as amended.

The foregoing description of the Agreement is qualified in its entirety by reference to such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

As previously disclosed, on May 15, 2020, the Company received a letter from Nasdaq notifying the Company that we were no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires companies listed on the Nasdaq Capital Market to maintain stockholders’ equity of at least $2,500,000.

On June 11, 2020, we closed a public offering of equity securities (the “Public Offering”) in which we issued 13,333,333 shares of our Class A Common Stock, and on June 24, 2020, we closed on the overallotment option associated with the Public Offering which resulted in the issuance of an additional 1,999,667 shares of our Common Stock. The Public Offering together with the overallotment option resulted in gross proceeds of $11,500,000. As a result of the foregoing, the Company believes that, as of the date of this Form 8-K, the Company has regained compliance with the stockholders’ equity requirement, and therefore satisfies the applicable requirement for continued listing on The Nasdaq Capital Market. Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if upon the filing of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 the Company does not evidence compliance, it may be subject to delisting.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Agreement, dated June 11, 2020, between Boxlight Corporation, Everest Display, Inc. and Amagic Holographics, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 24, 2020

BOXLIGHT CORPORATION

By:	/s/ Takesha Brown
Name:	Takesha Brown
Title:	Chief Financial Officer